Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in these Registration Statements of Conbulk Corporation on Forms F-1 and F-4 of our report dated September 29, 2008 relating to the financial statements of Palmosa Shipping Corporation which appears in such Registration Statements.  We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

September 29, 2008